EXHIBIT 99.1

BBX Capital’s Board of Directors Appoints Alan B. Levan as

Chairman of the Board and Chief Executive Officer of the Company

-Jarett S. Levan to serve as President of the Company-

FORT LAUDERDALE, Florida – February 7, 2017 –The Board of Directors of BBX Capital Corporation (“BBX” or the "Company")  (OTCQX: BBXT; BBXTB) is pleased to announce the appointment of Alan B. Levan as Chairman of the Board and Chief Executive Officer of the Company. Jarett S. Levan, who had served as Acting Chairman and Chief Executive Officer,  will continue to serve as President of the Company.

STATEMENT PROVIDED BY ALAN B. LEVAN:

I am pleased to return as Chairman of the Board and CEO of BBX Capital Corporation. I am delighted that the 11th Circuit Court of Appeals order is now final, having reversed the two unusual rulings by the District Court and remanded the case back for a new trial. I would note that these two unusual rulings were granted by a District Court Judge who is no longer involved with the case.

I remain enormously proud of the decisions I made in 2007, the period that was the subject of the SEC's lawsuit. I am also proud of what we have accomplished since 2007, as we prospered during some of the most difficult economic circumstances in recent memory. Our success is particularly remarkable because it was achieved despite the unfair and unwarranted burden imposed upon us by misguided regulators with a willingness to pursue frivolous claims just because they can.

On that point, it is truly unbelievable that the enforcement division of the SEC sued us for securities violations it claimed arose during 2007. We did not participate in the reckless lending and investment decisions that ballooned the housing market and led to the market collapse when the bubble burst. BankAtlantic did not make subprime loans, did not need or take federal bailout funds, and always met its capital obligations.

Every step along the way, BankAtlantic apprised investors of the conditions we saw, the loans we had made that were being placed at risk by market conditions and our concern about the future. I truly believe that no banking company did a better job of early public disclosure than BankAtlantic.

When the housing market crashed in August of 2007, we immediately responded, publicly recognizing what these events had done to our borrowers. The losses we recognized were precisely those we had long forewarned in the company's extensive public filings.

The lawsuit against us was clearly a case of choosing to “kill the messenger”  rather than recognizing us for being early in our full and fair disclosure of the economic issues about to engulf our country. I believed in 2007, and still believe now, that early, full and fair disclosure is the bedrock of United States securities laws.

What made us stand out in 2007 was not late disclosure but timely disclosure in the face of overwhelming non-disclosure by almost everyone else in the banking industry. At BankAtlantic, we recognized and disclosed the potential consequences of a market crash early and did what was required. BankAtlantic survived the market crash because we timely disclosed what we knew and prudently managed our loan portfolios without putting our head in the sand.

While we expected a slow response from other banks based on their public disclosures, we did not anticipate that most would wait nearly a year to publicly recognize the consequences of the housing market debacle. Even worse, when they finally acknowledged the problem, they did so with their hands out for government assistance. We certainly did not anticipate that our diligence would be punished or that the poor behavior of other banks would be rewarded, but that is precisely what happened.

It remains curious to me why the SEC brought this frivolous case in the first place or why they would want to retry it.

Fortunately for us, this regrettable nine year saga is about to be over. In 2015, a federal court jury rejected the claims brought by the SEC against us that the jury was allowed to decide. Two claims remained because of the highly unusual pretrial rulings that essentially took key factual issues away from the jury. Those orders have now been reversed, found by the Appellate Court to have been judicial error. On March 20, 2017 these last remaining claims will go to a new trial.

One of the two claims consists entirely of three sentences I spoke during a lengthy earnings conference call in July of 2007. The SEC ignores the words I actually spoke and ignores as well the huge volume of disclosure that defeats the spin the SEC puts on my words. The SEC continues to claim that the three sentences were false and misleading despite losing the jury trial on the identical factual claim. Not a single witness in the first trial testified that the words were false. Even the

SEC's own expert witness, when asked by SEC counsel if the words were false, testified that “I don’t know that I’d go that far." In my view, the continued pursuit of this claim is not rationally explainable.

Equally frivolous is the SEC’s accounting claim relating to our year-end financial reports for 2007. Asked if any other member of the American Institute of Certified Public Accountants would reach the conclusion he had reached, using the data he relied upon, the SEC’s accounting expert admitted that no other accountant would reach a similar conclusion. In fact, the conclusion of our internal accounting staff and testimony of our outside independent auditors (from one of the largest preeminent accounting firms in the world) said that there was no error. Our independent accounting firm issued an opinion that BBX’s financial statements (formerly BankAtlantic Bancorp) were fairly stated, the financial statements were never required to be restated and their opinion was never withdrawn. The Appellate Court reversed the unusual pretrial order that prevented the Company’s public accountants from testifying at the first trial. Based upon that reversal, the next jury will hear the accountants’ testimony and be able to contrast that with an expert who said no one else in his profession would share his conclusion.

The SEC’s pursuit of claims against a regional bank that did not take Federal bailout dollars was part of a strange strategy at the highest offices of the SEC, designed to send a message to the larger banks. This was a fundamentally dishonest enforcement strategy which is particularly inexcusable when the agency pursued principled companies like ours that set the highest standards for public disclosure in difficult times.

I have little doubt about the ultimate outcome of this matter. The SEC’s claims were baseless when initially made and the passage of time has not made them any better or more honorable. Abusive federal regulation and enforcement has become a major political issue in this country. We have been a poster child of that abuse and I look forward to clearing my name.

The SEC has lost its way and one can only hope that under new leadership it will do better. It could hardly do worse.

Alan B. Levan

About BBX Capital Corporation:

BBX Capital Corporation (OTCQX: BBXT; BBXTB), formerly BFC Financial Corporation, is a holding company whose principal activities are its ownership of Bluegreen Corporation and, through its Real Estate and Middle Markets Divisions, the acquisition, ownership and management of joint ventures and investments in real estate and real estate development projects and middle market operating businesses.

Bluegreen, founded in 1966 and headquartered in Boca Raton, Florida, is a sales, marketing and resort management company, focused on the vacation ownership industry. Bluegreen manages, markets and sells the Bluegreen Vacation Club, a flexible, points-based, deeded vacation ownership plan with more than 200,000 owners, 66 owned or managed resorts, and access to more than 4,500 resorts worldwide. Bluegreen also offers a portfolio of comprehensive, turnkey, fee-based services, including resort management services, financial services, and sales and marketing services, to or on behalf of third parties.

As of September 30, 2016, BBX had total consolidated assets of $1.4 billion, shareholders' equity attributable to BBX of $400.6 million, and total consolidated equity of $508.7 million.

For further information, please visit our family of companies:

BBX Capital: www.BBXCapital.com

Bluegreen Corporation: www.BluegreenVacations.com

BBX Capital Corporation Contact Info:

Investor Relations: Leo Hinkley, Managing Director, Investor Relations Officer

954-940-5300

Email: LHinkley@BBXCapital.com

Media Contact:

Kip Hunter Marketing, 954-765-1329

Aimee Adler / Jodi Goldstein

Email: aimee@kiphuntermarketing.com,  jodi@kiphuntermarketing.com

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This press release contains forward-looking statements based on current expectations that involve a number of risks and uncertainties. All opinions, forecasts, projections, future plans or other statements, other than statements of historical fact, are forward-looking statements. Forward-looking statements can be identified by the use of words or phrases such as “plans,” “believes,” “will,” “expects,” “anticipates,” “intends,” “estimates,” “our view,” “we see,” “would” and words and phrases of similar import. Mr. Alan Levan’s statement reflects his beliefs regarding the SEC action. There is no assurance regarding the outcome of litigation.  Actual results, performance, or achievements could differ materially from those contemplated, expressed, or implied by the forward-looking statements contained herein. Reference is also made to the risks and uncertainties detailed in reports filed by BBX with the SEC, including the "Risk Factors" sections thereof, which may be viewed on the SEC's website at www.sec.gov .